UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Rule 14a-101)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

CKE RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)      Title of each class of securities to which transaction applies:

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THE FOLLOWING LETTER WAS DELIVERED IN CONNECTION WITH THE PROPOSED MERGER:

6307 Carpinteria Avenue, Suite A Carpinteria, CA 93013-2901

To:	All Holders of Stock Options and Restricted Stock Awards

From:	Andrew F. Puzder, Chief Executive Officer

Subject:	Treatment of Stock Options and Restricted Stock under the Merger Agreement

Date:	April 13, 2010

The Company previously announced that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by an affiliate of Thomas H. Lee Partners, L.P. for $11.05 per share in cash.  As we have mentioned, we are excited about the proposed transaction and believe it creates a tremendous opportunity for each of our stakeholders, including our stockholders, employees, customers and suppliers.

You are receiving this letter because you hold stock options and/or restricted stock awards under our 1999 Stock Incentive Plan, 2001 Stock Incentive Plan, and/or 2005 Omnibus Incentive Compensation Plan, as amended (collectively, the “Stock Incentive Plans”).  We wanted to let you know how the proposed transaction would impact your outstanding stock options and/or restricted stock awards under the Stock Incentive Plans.  The following is, of course, subject to the closing of the proposed transaction, which continues to be subject to a number of conditions, including the approval of the Merger Agreement by our stockholders.

Please note that the following is only a general summary of the treatment of stock options and restricted stock awards under the Merger Agreement. The following is qualified by and subject to all terms, provisions and conditions of the Merger Agreement.

Stock Options

The following will apply to all stock options issued pursuant to any of the Stock Incentive Plans (the “Stock Options”).

1.
Each of the Stock Options that is outstanding and unexercised immediately prior to the effective time of the proposed transaction (the “Effective Time”), whether vested or unvested, and without regard to the exercise price of the Stock Options, will become fully vested and exercisable at such time.

2.
Holders of Stock Options that are outstanding and unexercised as of the Effective Time, and which have an exercise price that is less than $11.05 per share (the “Merger Consideration”), will be entitled to receive, for each share underlying such Stock Options, a cash amount equal to the excess of the Merger Consideration over the exercise price of such Stock Options.  If the Stock Options have an exercise price that is higher than $11.05, no payment will be made.  If you are the holder of multiple Stock Options, this calculation will be applied separately to each of your Stock Options.  Any amounts received by a holder of Stock Options will be subject to applicable tax withholding.

3.	Subject to the Company’s obligations to make payments to the holders of certain Stock Options (as discussed above), each of the Stock Options will be cancelled as of the Effective Time.

4.	The payments received for your Stock Options, if any, will be in addition to any payments received for your Restricted Stock Awards (as discussed later in this memorandum).

Example 1:
If you have 1,000 Stock Options with an exercise price of $5.00, you will receive, subject to applicable tax withholding, a cash payment of $6,050 (($11.05 - $5.00) x 1,000) and your Stock Options will be cancelled.

Example 2:
If you have 500 Stock Options with an exercise price of $12.00, you will not receive any payment.  This is because the exercise price of your Stock Options is greater than the Merger Consideration.  However, your Stock Options will still be cancelled.

Example 3:
If you have 1,500 Stock Options with an exercise price of $3.00, 600 Stock Options with an exercise price of $7.50, and 400 Stock Options with an exercise price of $15.25, you will receive, subject to applicable tax withholding, a cash payment of $14,205 ((($11.05 - $3.00) x 1,500) + (($11.05 - $7.50) x 600) + 0) and your Stock Options will be cancelled.

Consummation of the proposed transaction may have significant tax implications to you.  The foregoing discussion of such implications does not purport to be complete.  You are urged to consult with your tax advisor regarding the application of the U.S. federal tax laws, and the laws of any other taxing authority, to the proposed transaction and the effect that the receipt of payment for the Stock Options may have on your tax liability.

Restricted Stock Awards

The following will apply to all restricted stock awards granted pursuant to any of the Stock Incentive Plans (the “Restricted Stock Awards”).

1.	Each of the Restricted Stock Awards that is outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested immediately prior to the Effective Time.

2.
The shares underlying the Restricted Stock Awards will be treated as shares for all purposes under the Merger Agreement.  Accordingly, at the Effective Time, they will each be exchanged for the Merger Consideration.

3.
To the extent vesting of the Restricted Stock Awards is accelerated, you may be subject to tax liability with respect to the vested shares.  In addition, any amounts received in exchange for the Restricted Stock Awards will be subject to applicable tax withholding.

4.	The payments received for your Restricted Stock Awards, if any, will be in addition to any payments received for your Stock Options (as discussed above).

Example 1:	If you have a Restricted Stock Award for 500 shares, you will receive $5,525 ($11.05 x 500) in the proposed transaction.

Example 2:	If you have two Restricted Stock Awards; one for 1,000 shares and one for 300 shares, you will receive $14,365 (($11.05 x (1,000 + 300)) in the proposed transaction.

Consummation of the proposed transaction may have significant tax implications to you.  The foregoing discussion of such implications does not purport to be complete.  You are urged to consult with your tax advisor regarding the application of the U.S. federal tax laws, and the laws of any other taxing authority, to the proposed transaction and the effect that the acceleration of vesting of, and the receipt of payment for, the Restricted Stock Awards may have on your tax liability.

Thank you for all your hard work and commitment to CKE and I hope you find this new chapter of our company as exciting as we do.

Sincerely,
/s/ Andrew F. Puzder
Andrew F. Puzder
Chief Executive Officer

FORWARD LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide the Company’s current expectations or forecasts regarding future events.  Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the outcome of events to differ materially from the Company’s expectations.  These uncertainties and other factors include, but are not limited to, risks associated with the proposed transaction, which may include the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and the inability to complete the proposed transaction due to the failure to obtain stockholder approval or to satisfy other conditions to completion of the transaction, including the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the proposed transaction.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.  Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT.

In connection with the proposed transaction, the Company filed a preliminary proxy statement with the SEC on March 19, 2010.  When completed, a definitive proxy statement and form of proxy will be filed with the SEC and mailed to the Company's stockholders.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S STOCKHOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION.  The Company's stockholders may obtain a free copy of the preliminary proxy statement, the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov.

The Company's stockholders may also obtain a free copy of the preliminary proxy statement, definitive proxy statement (when available) and such other documents by directing a request to Investor Relations, CKE Restaurants, Inc., 805-745-7750, or by visiting the Company's website at www.ckr.com under "Investors/SEC Filings."

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Additional information regarding the interests of the Company's participants in the proposed merger, which may be different than those of the Company's stockholders generally, is included in the preliminary proxy statement and will be contained in the definitive proxy statement when it becomes available.